Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

La Rosa Holdings Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(o)		$	$850,000,000.00	0.0001531	$130,135.00

Total Offering Amounts:							$850,000,000.00		130,135.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$130,135.00

__________________________________________
Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

Represents the additional value of shares of Common Stock that the Registrant may elect, in its sole discretion, to issue and sell to SZOP Opportunities I, LLC (“SZOP”) pursuant to that certain Amended and Restated Equity Purchase Facility Agreement (“Amended Facility Agreement”), dated as of September 18, 2025, by and between the Registrant and SZOP, subject to the satisfaction or waiver of the conditions and limitations of the Amended Facility Agreement.